Exhibit 99.1

MDRNA, Inc. Raises $5.5 Million in Registered Direct Offering

BOTHELL, Wash., January 14, 2010 – MDRNA, Inc. (Nasdaq: MRNA) announced today that it has entered into a definitive agreement with investors to raise gross proceeds of $5.5 million though a registered direct offering. Under the terms of the agreement, the Company will sell 5,385,557 shares of its common stock at $1.02125 per share. As part of the transaction, the investors also will receive warrants, with a 5-year term, to purchase 3,500,612 shares of common stock at an exercise price of $1.00 per share.

The transaction is expected to close on Tuesday, January 19, 2010. The Company plans to use the proceeds of this transaction for the satisfaction of all of the indebtedness owed pursuant to the secured promissory notes issued by the Company in December 2009, and as well to provide working capital and resources, in part with respect to the advancement of their proprietary RNAi drug discovery platform and pre-clinical oncology programs.

Canaccord Adams, Inc. served as the sole placement agent for the offering.

This press release does not constitute an offer to sell or the solicitation of offers to buy any security and shall not constitute an offer, solicitation, or sale of any security in any jurisdiction in which such offer, solicitation, or sale would be unlawful. A shelf registration statement relating to the common stock and warrants to be issued in the offering has been filed with the Securities and Exchange Commission and has become effective. A prospectus supplement related to the offering will be filed with the Securities and Exchange Commission. Copies of the prospectus supplement and accompanying base prospectus may be obtained at the SEC’s website at http://www.sec.gov, or via written request to MDRNA, Inc., 3830 Monte Villa Parkway, Bothell, WA, 98021. Attention: Investor Relations.

About MDRNA, Inc.

MDRNA is a biotechnology company focused on the development and commercialization of therapeutic products based on RNA interference (RNAi). Our goal is to improve human health through the development of RNAi-based compounds and drug delivery technologies that together provide superior therapeutic options for patients. Over the past decade, we have developed substantial capabilities in molecular biology, cellular biology, lipid chemistry, peptide chemistry, pharmacology and bioinformatics, which we are applying to a wide range of RNAi technologies and delivery approaches. These capabilities plus the in-licensing of key RNAi-related intellectual property have rapidly enabled us to become a leading RNAi-based therapeutics company with a pre-clinical pipeline in oncology. Through our capabilities, expertise and know-how, we are incorporating multiple RNAi technologies as well as peptide- and lipid-based delivery approaches into a single integrated drug discovery platform that will be the engine for our clinical pipeline as well as a versatile platform for establishing broad therapeutic partnerships with biotechnology and pharmaceutical companies. We are also investing in new technologies that we expect to lead to safer and more effective RNAi-based therapeutics while aggressively building upon our broad and extensive intellectual property estate. By combining broad expertise in siRNA science with proven delivery platforms and a strong IP position, MDRNA is well positioned as a leading RNAi-based drug discovery and development company. Additional information about MDRNA, Inc. is available at http://www.mdrnainc.com.

MDRNA Forward-Looking Statements

Statements made in this news release may be forward-looking statements within the meaning of Federal Securities laws that are subject to certain risks and uncertainties and involve factors that may cause actual results to differ materially from those projected or suggested. Factors that could cause actual results to differ materially from those in forward-looking statements include, but are not limited to: (i) the ability of MDRNA to obtain additional funding; (ii) the ability of MDRNA to attract and/or maintain manufacturing, research, development and commercialization partners; (iii) the ability of MDRNA and/or a partner to successfully complete product research and development, including preclinical and clinical studies and commercialization; (iv) the ability of MDRNA and/or a partner to obtain required governmental approvals; and (v) the ability of MDRNA and/or a partner to develop and commercialize products that can compete favorably with those of competitors. Additional factors that could cause actual results to differ materially from those projected or suggested in any forward-looking statements are contained in MDRNA’s most recent periodic reports on Form 10-K and Form 10-Q that are filed with the Securities and Exchange Commission. MDRNA assumes no obligation to update and supplement forward-looking statements because of subsequent events.

Contacts:

MDRNA, Inc.: Peter Garcia Chief Financial Officer (425) 908-3603 pgarcia@mdrnainc.com

Westwicke Partners (Investors): Stefan Loren, Ph.D. (443) 213-0507 sloren@westwicke.com

John Woolford (443) 213-0506 john.woolford@westwicke.com

McKinney|Chicago (Media): Alan Zachary (312) 944-6784 x 316 or (708) 707-6834

azachary@mckinneychicago.com